                                        Norwegian Shipbrokers' Association
                                        Memorandum of Agreement for sale and
                                        purchase of ships. Adopted by the Baltic
                                        and International Maritime Council
                                        (BIMCO) in 1956
MEMORANDUM OF AGREEMENT                                Code-name
                                                     SALEFORM 1993
DATED: 30TH MARCH 2007                  Revised 1966, 1983, 1986/87

Dreamship inc. hereunder called the Sellers, have agreed to sell, and

Gastech inc. hereunder called the Buyers, have agreed to buy

Name. GAS SIKOUSIS

Classification Society/Class: LLOYDS REGISTER

Built. 2006                             By: NAIKAI ZOSEN CORP HIROSHIMA

Flag: marshall islands                  Place of Registration: majuro

Call Sign:                              Grt/Nrt:

Register Number:

hereunder called the Vessel, on the following terms and conditions:

DEFINITIONS

"Banking days" are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

"in writing" or "written" means a letter handed over from the Sellers to the
Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

"Classification Society" or "Class" means the Society referred to in line 4.

1.   PURCHASE PRICE USD 16,100,000 (SIXTEEN MILLION ONE HUNDRED THOUSAND ONLY
     DOLLARS)

2.   DEPOSIT

No deposit will be paid as security to the fulfillment of this agreement

3.   PAYMENT

The said Purchase Price shall be paid in full free of bank charges to sellers bank account

on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.   INSPECTIONS

     a)* The Buyers have inspected and accepted the Vessel's classification records, the sale is outright and definite, subject only to the terms and conditions of this Agreement.

5.   NOTICES, TIME AND PLACE OF DELIVERY

a)   The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall provide the Buyers with _____, ______, ______ and ______ days notice of the estimated time of arrival at the intended place of drydocking/underwater inspection/delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written
     Notice of Readiness for delivery.

b)   The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage at/in WW option

     in the Sellers' option.

     Expected time of delivery 20 may to 25th july 2007

     Date of cancelling 25 july 2007 in buyers option (see Clauses 5 c), 6 b)
     (iii) and 14):

c)   If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with
     Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers'
     notification or if the Buyers accept the new date, the date proposed in the
     Seller's notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

     If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5
     c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)   Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.   DRYDOCKING/DIVERS INSPECTION

b)** (i) The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the
     Classification

     Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.

     (ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the
     Classification Society at the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the
     Classification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, such defects shall be made good by the Sellers at their expense to the satisfaction of the
     Classification Society without condition/recommendation* In such event the
     Sellers are to pay also for the cost of the underwater inspection and the
     Classification Society's attendance.

     (iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable drydocking facilities are available at the port of delivery, the
     Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.

c)   If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above

     (i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the
     Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society's ruled for tailshaft survey and consistent with the current stage of the Vessel's survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification
     Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel's class, those parts shall be renewed or made good at the Sellers' expense to the satisfaction of the
     Classification Society without condition/recommendation*.

     (ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out. In which case the Sellers shall pay these expenses. The
     Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel's class*.

     (iii) the expenses in connection with putting the Vesse in and taking her out of drydock, including the drydock dues and the Classification
     Society's fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.

     (iv) the Buyers' representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the
     Classification surveyor.

     (v) the Buyers shall have the right to have the underwater parts of the
     Vessel cleaned and painted at their risk and expense without interfering with the Sellers' or the Classification surveyor's work, if any, and without affecting the Vessel's timely delivery. If, however, the Buyers'
     work in drydock is still in process when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers' work shall be for the Buyers' risk and expense. In the event that the Buyers' work requires such additional time, the Sellers may upon completion of the Sellers' work tender Notice of
     Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the
     Vessel is in drydock or not and irrespective of Clause 5 b).

*    Notes, if any, in the surveyor's report which are accepted by the
     Classification Society without condition/recommendation are not to be taken into account.

** 6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.

7.   SPARES/BUNKERS, ETC.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propellers(s)/propeller blade(s). If any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers' property, but spares on order are to be excluded. Forwarding charges, if any, shall be for the Buyers' account. The
Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the
Sellers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers' flag or name, provided they replace same with similar unmarked items. Library, forms, etc, exclusively for use in the
Sellers' vessel(s), shall be excluded without compensation. Captain's, Officers'
and Crew's personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire)

The Buyers shall take over the remaining unused lubricating oils in storage tanks and sealed drums and pay the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel Payment under this
Clause shall be made at the same time and place and in the same currency as the
Purchase Price.

8.   DOCUMENTATION

The place of closing: athens

In exchange for payment of the Purchase Price the Sellers shall furnish the
Buyers with delivery

the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers. Documents to be exchanged to be agreed at alter stage

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the
Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers' possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel's log books but the
Buyers to have the right to take copies of same

9.   ENCUMBRANCES

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.  TAXES, ETC.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers' flag shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers' register shall be for the
Sellers' account.

11.  CONDITION ON DELIVERY

The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted.

However, the Vessel shall be delivered with her class maintained without condition/recommendation*, free of average damage affecting the Vessel's class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended without condition/recommendation* by Class or the relevant authorities at the time of delivery

"Inspection" in this Clause 11, shall mean the Buyers' inspection according to
Clause 4 a) or 4 b), if applicable, or the Buyers' inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*    Notes, if any, in the surveyor's report which are accepted by the
     Classification Society without condition/recommendation are not to be taken into account.

12.  BUYERS'DEFAULT

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

13.  SELLERS' DEFAULT

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5
a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this
Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated. In line 61 and new Notice/of

Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

14.  BUYERS' REPRESENTATIVES

After this agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place two representatives on board the
Vessel at their sole risk and expense

These representative are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers' representatives shall sign the Sellers'
letter of indemnity prior to their embarkation.

15.  ARBITRATION

a)*  This agreement shall be governed by and construed in accordance with
     English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and
     1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party's arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply.
     If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

     16.  charter

     The sale includes a charter to an oil major, the buyers have read and approved the charterparty.

For the buyers                          for the sellers

/s/ Harry N. Vafias                     /s/ Illegible
----------------------------------      ----------------------------------------
Harry N. Vafias                         Illegible